Exhibit 99.1

Tuesday, March 1, 2022

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Plans to Amend its Certificate of Incorporation to Increase its Authorized Shares and Implement a 2 For 1 Forward Stock Split

Lakeville, Connecticut, March 1, 2022/GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced today that the Board has approved and will recommend to Shareholders an amendment to Salisbury’s Certificate of Incorporation to increase Salisbury’s authorized shares of Common Stock from 5,000,000 to 10,000,000 shares, subject to shareholder approval (the “Certificate of Amendment Proposal”). Additionally, the Board approved, subject to shareholder approval of the Certificate of Amendment Proposal, a two for one forward split of the shares of Salisbury’s Common Stock as a means of enhancing the liquidity and marketability of Salisbury’s securities in the best interests of shareholders.

Such stock split cannot be implemented unless shareholders approve the Certificate of Amendment Proposal and Salisbury’s Certificate of Incorporation is subsequently amended to increase the number of authorized shares of Salisbury’s Common Stock. The Certificate of Amendment Proposal requires the approval of a majority vote of the shares represented at a duly called and noticed meeting of shareholders at which a quorum is present. Salisbury will seek shareholder approval of the Certificate of Amendment Proposal at Salisbury’s Annual Meeting of Shareholders to be held on May 18, 2022.

The stock split, which would result in every one (1) share of Salisbury common stock being converted into two (2) shares of Salisbury’s Common Stock, would not have any impact on the voting and other rights of shareholders and would have no impact on Salisbury’s business operations.

Holders of record of Salisbury Common Stock as of the close of business on March 16, 2022 will be entitled to vote. More information will be communicated to shareholders at a later date via proxy materials which will be filed with, and subject to review by, the U.S. Securities and Exchange Commission (the “SEC”). Even if the Certificate of Amendment Proposal is approved by Salisbury’s shareholders, the Board of Directors may delay or abandon the forward stock split at any time prior to the effective time of the forward stock split if the Board of Directors determines that the forward stock split is no longer in the best interests of Salisbury or its shareholders. The stock split will be effected at a date to be determined by the Board, but not before or until receipt of shareholder approval and the effective date of the Certificate of Amendment as filed with the Connecticut Secretary of State.

Important Information about the Certificate of Amendment Proposal

This communication may be deemed to be solicitation material in connection with the proposal to be submitted to Salisbury’s shareholders at its annual meeting seeking approval of an amendment to the Certificate of Incorporation (the “Certificate of Amendment Proposal”). In connection with Salisbury’s annual meeting of shareholders, Salisbury plans to file a preliminary proxy statement on Schedule 14A with the SEC. Shareholders are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including the definitive proxy statement, because they will contain important information about the annual meeting, including information regarding the Certificate of Amendment Proposal.

Salisbury makes available free of charge on its website (salisburybank.com) under shareholder relations a link to its reports filed or furnished with the SEC as soon as practicable after such reports are electronically filed with or furnished to the SEC. Such reports, including the proxy materials pertaining to Salisbury’s 2022 annual meeting of shareholders, when available, can be obtained on Salisbury’s website or on the SEC’s website at www.sec.gov. Information about accessing company filings can be obtained by calling 1-800-SEC-0330. Information on Salisbury’s website is not incorporated by reference into this report. Investors are encouraged to access these reports and the other information about Salisbury’s business and operations on its website. Copies of these filings may also be obtained from Salisbury free of charge upon request.

About Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through a network of 14 full-service branches in Litchfield County, Connecticut; Berkshire County, Massachusetts; and Dutchess, Orange, and Ulster Counties, New York.  The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.